UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

U.S. WELL SERVICES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38025	81-1847117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Boulevard Suite 1800 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 832 562-3730

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (0.0001 par value)	USWS	NASDAQ Global Select Market
Warrants	USWSW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 21, 2022, U.S. Well Services, Inc. (the “Company”), ProFrac Holding Corp. (“ProFrac”) and Thunderclap Merger Sub I, Inc., an indirect subsidiary of ProFrac (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as an indirect subsidiary of ProFrac, subject to the terms and conditions set forth in the Merger Agreement (the “Merger”).

The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company and the Board of Directors of ProFrac on June 21, 2022, each acting on the unanimous recommendation of their respective special committees formed for the purpose of negotiating and evaluating the fairness of the transactions contemplated by the Merger Agreement.

Conversion of Company Securities

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein:

•

At the effective time of the Merger (the “Effective Time”), each share of Class A common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) will be converted automatically into the right to receive 0.0561 (the “Exchange Ratio”) shares of Class A common stock of ProFrac, par value $0.01 per share (the “PFHC Common Stock”) (the “Merger Consideration”).

•	The Company will take all requisite action so that, effective as of immediately prior to the Effective Time:

•

(i) each holder of Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share, (the “Company Series A Preferred Stock”) issued and outstanding at such time may convert such stock into shares of Company Common Stock at the Merger Conversion Ratio (as defined in the Merger Agreement), and (ii) any shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted at the Merger Conversion Ratio will automatically convert into shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company’s Certificate of Designations (as defined in the Merger Agreement); and

•

each Equity Linked Convertible Note (as defined in the Merger Agreement) issued and outstanding at such time will automatically convert into a number of shares of Company Common Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such Equity Linked Convertible Note through the date immediately prior to the Closing Date, by (ii) $1.22.

•

At the Effective Time, each February Term C Loan Warrant and March Term C Loan Warrant (as such terms are defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (which shall be held by ProFrac pursuant to the Warrant Sale, as such term is defined and described below) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

•

At the Effective Time, each SPAC Warrant, Series A Warrant, Placement Agent Warrant and RDO Warrant (as such terms are defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (collectively, the “Rollover Warrants”), in accordance with the terms of such Rollover Warrants, will be canceled and converted into the right to receive a warrant to purchase a number of shares of PFHC Common Stock equal to (i) the number of shares of Company Common Stock underlying such Rollover Warrant multiplied by (ii) the Exchange Ratio. The exercise price of such Rollover Warrants will be the exercise price of such Rollover Warrant divided by the Exchange Ratio.

Treatment of Company Stock-Based Awards

The Company will take all requisite action so that:

•

at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions that is outstanding and unvested under the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Company LTIP”) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash.

•

immediately prior to the Effective Time, each then-outstanding deferred stock unit or restricted stock unit, in each case representing a right to receive one share of Company Common Stock granted under the Company LTIP (each, a “DSU”), will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash (treating such DSU in the same manner as if it were an outstanding share of Company Common Stock for such purposes).

•

immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each then-outstanding Pool A Performance Award (as defined in the Merger Agreement) shall be canceled and converted into the right to receive (A) for recipients of Pool A Performance Awards who consent to the terms of that certain Amendment to Performance Awards included as an exhibit to the Merger Agreement (the “Award Amendment”), the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $1.22, and (B) with respect to each Pool A Performance Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $1.22; and (ii) each then-outstanding Pool B Performance Award (as defined in the Merger Agreement) shall be canceled and converted into the right to receive (A) with respect to each Pool B Performance Award amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $1.078, and (B) with respect to each Pool B Performance Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $1.078.

Merger Consideration; Material Relationship

Based on the closing price of PFHC Common Stock (as reported on the Nasdaq Global Select Market) of $21.49 per share on June 21, 2022, the last trading day prior to announcement of the Merger Agreement, the transaction represents aggregate stock consideration of approximately $93 million and a consideration per share of Company Common Stock of $1.21. After giving effect to the conversions of the Company Series A Preferred Stock and Equity Linked Convertible Notes described above, the total stock consideration payable to Company stockholders and holders of Company equity awards, based on the PFHC Common Stock June 21, 2022 closing price, would be approximately $270 million.

Dan Wilks and Farris Wilks, together with certain of their affiliates, (collectively, the “Wilks Parties”) collectively hold a controlling interest in ProFrac. Certain Wilks Parties also own certain securities of USWS. Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,112,407 shares of PFHC Common Stock as Merger Consideration (assuming solely for the purpose of this calculation a hypothetical closing date of October 31, 2022), which, based on the PFHC Common Stock June 21, 2022 closing price, would be approximately $88.4 million.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made representations, warranties and covenants that are customary for transactions of this nature. The representations and warranties of the respective parties to the Merger Agreement will not survive the closing of the Merger.

The Merger Agreement includes customary covenants of the parties, including, among others, covenants (a) for the parties to conduct their respective businesses in the ordinary course during the interim period between the date of the execution of the Merger Agreement and the consummation of the Merger, (b) that the parties not engage in certain kinds of transactions during the interim period between the date of the execution of the Merger Agreement and the consummation of the Merger, (c) that ProFrac use commercially reasonable efforts to obtain and consummate a financing to fund the repayment in connection with the closing of the Merger of certain indebtedness of the Company and its subsidiaries as promptly as reasonably possible following the date of the Merger Agreement, (d) that the Company reasonably cooperate with such financing efforts and (d) providing for the Company and ProFrac to cooperate in the preparation, and obtaining the effectiveness of, the Registration Statement (as defined in the Merger Agreement) to be used in connection with the Merger.

The Company further agreed (a) to amend the terms of the Equity Linked Convertible Notes and the Certificate of Designations (as defined in the Merger Agreement) regarding the Company Series A Preferred Stock, each as described below, and to use commercially reasonable efforts to amend the Pool A Performance Awards and Pool B Performance Awards, (b) not to solicit proposals relating to alterative business combination transactions or, subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions and (c) as soon as practicable following the date of the Merger Agreement convene and hold a special meeting of the holders of Company Common Stock for the purposes of obtaining the Company Stockholder Approval (as defined in the Merger Agreement).

Closing Conditions

The consummation of the Merger is subject to customary conditions, including, among others, (a) receipt of the Company Stockholder Approval, (b) the absence of any applicable law or order prohibiting the consummation of the Merger or the Parent Stock Issuance (as defined in the Merger Agreement), (c) the expiration or termination of the HSR Act waiting period, (d) the effectiveness of the Registration Statement (as defined below), (e) approval of the Parent Stock Issuance for listing on Nasdaq, (f) subject to certain exceptions, the accuracy of the representations and warranties of each party, (g) the performance in all material respects of each party of its obligations under the Merger Agreement and (h) the absence of a Company Material Adverse Effect and Parent Material Adverse Effect (as such terms are defined in the Merger Agreement).

Termination

The Merger Agreement contains certain termination rights for both the Company and ProFrac and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay ProFrac a termination fee of $8,000,000 or reimburse ProFrac for certain expenses in an amount up to $3,000,000, in each case, depending on the termination event.

The Merger Agreement is filed as Exhibit 2.1 hereto and is hereby incorporated into this Current Report on Form 8-K by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, ProFrac, or any of their respective subsidiaries or affiliates, or to modify or supplement any factual disclosures about the Company or ProFrac included in their respective public reports filed with the Securities and Exchange Commission (the “SEC”). The Merger Agreement contains representations, warranties and covenants of each of the Company and ProFrac that were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, ProFrac, or any of their respective subsidiaries or affiliates. Investors should read the Merger Agreement together with the other information concerning the Company and ProFrac that each company publicly files in reports and statements with the SEC.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of the Company (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”) entered into a Voting Agreement with ProFrac (the “Voting Agreement”). Pursuant to the Voting Agreement, each Supporting Stockholder agreed to, among other things, (i) support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the Merger Agreement) to convert each Supporting Stockholder’s shares of Company Series A Preferred Stock at the Merger Conversion Ratio as described above.

The Supporting Stockholders together beneficially own, in the aggregate, approximately 44% of the currently outstanding shares of Company Common Stock, which includes 57,403 shares of Company Common Stock, or approximately 0.07%, held by THRC Holdings, LP, one of the Wilks Parties.

Warrant Sale

Concurrently with the execution and delivery of the Merger Agreement, the holders of the February Term C Loan Warrants and the March Term C Loan Warrants (collectively, the “Term C Loan Warrant Holders”), including Crestview III USWS Holdings II, L.P., and one of its affiliates (collectively, “Crestview”) entered into a Warrant Purchase Agreement with ProFrac (the “Warrant Purchase Agreement”). Pursuant to the Warrant Purchase Agreement, immediately prior to the Effective Time and conditioned upon the consummation of the Merger, the Term C Loan Warrant Holders will sell all of their respective February Term C Loan Warrants and March Term C Loan Warrants to ProFrac or its subsidiaries in exchange for an aggregate purchase price of $2,639,999.82 (the “Warrant Sale”).

Amendment to Certificate of Designations

Under the terms of the Merger Agreement, the Company is obligated to take all requisite actions so that, effective as of immediately prior to the Effective Time, each holder of shares of Company Series A Preferred Stock issued and outstanding at such time would have the option to convert such shares into shares of Company Common Stock pursuant to an Optional Merger Conversion (as defined below), including any actions required to cause the Series A Certificate of Designations to be amended prior to the consummation of the transactions contemplated by the Merger Agreement (the “Merger Agreement Closing”) by adoption of an amendment to the Series A Certificate of Designations (the “Series A Certificate of Designations Amendment”). The Series A Certificate of Designations Amendment, if and when duly adopted and filed with the Delaware Secretary of State, would amend the Series A Certificate of Designations (as so amended, the “Amended Series A Certificate of Designations”) to provide each holder of shares of Company Series A Preferred Stock with the option, exercisable by delivery of written notice to the Company (a “Conversion Notice”), to convert all but not less than all of such holder’s shares of Company Series A Preferred Stock (any such conversion, an “Optional Merger Conversion”) into shares of Company Common Stock. Under the terms of the Amended Series A Certificate of Designations, in connection with any Optional Merger Conversion, each share of Company Series A Preferred Stock subject to such Optional Merger Conversion would be converted into a number of shares of Company Common Stock (the “Optional Merger Conversion Shares”) equal to the quotient obtained by dividing (i) the then applicable liquidation preference of such share of Company Series A Preferred Stock (as determined in accordance with the Amended Series A Certificate of Designations), by (ii) an amount initially equal to 1.22, subject from time to time to certain adjustments (such amount, the “Merger Conversion Price”).

Amendments to Convertible Notes

Under the terms of the Merger Agreement, the Company also agreed to cause the Equity Linked Convertible Notes to be amended by execution of amendments thereto (the “Convertible Note Amendments”). On June 21, 2022, each of the Convertible Note Amendments was executed by the Company and the respective payees of the Equity Linked Convertible Notes and became effective, including Convertible Note Amendments with respect to the Equity Linked Convertible Notes held by Crestview and by THRC Holdings, LP, one of the Wilks Parties. The Convertible Note Amendments amended the terms of the PIK Notes (as so amended, the “Amended Convertible Notes”) in order to provide for, among other things, the conversion by the Company, pursuant to the terms of the Merger Agreement and as of immediately prior to the Effective Time (any such conversion, a “Note Merger Conversion”), of all of the outstanding principal and interest then owing under each Equity Linked Convertible Note into a number of shares of Company Common Stock (the “Note Merger Conversion Shares”) equal to the quotient obtained by dividing (i) the amount of such outstanding principal and interest owing through the date immediately prior to the date of conversion, by (ii) the Merger Conversion Price.

PIK Interest Letter Agreement

Concurrently with the execution of the Merger Agreement, each of the lenders, including Crestview and THRC Holdings LP, that made Term C Loans under the Consent and Sixth Amendment to the Company’s Senior Secured Term Loan Credit Agreement dated February 28, 2022 (the “Credit Agreement Amendment”) by and among U.S. Well Services, LLC, as borrower, the Company and its other subsidiaries (together with the borrower and the Company, the “Loan Parties”), as guarantors, CLMG Corp., as administrative and collateral agent, and the Term C lenders party thereto (the “Term C Lenders”), entered into a Letter Agreement, dated June 21, 2022 (the “PIK Interest Letter Agreement”), pursuant to which, among other things, each Term C Lender covenanted and agreed that, with respect to Interest (as defined in the credit agreement) accruing and becoming due and payable on its applicable Term C Loans under credit agreement on and after June 30, 2022 (“Subject Interest”), such Term C Lender (i) would not (A) pursue any claim or (B) seek, demand or request any payment, return, exchange or other recovery, in each case, solely on account of any Subject Interest and (ii) would waive, reject and/or return to the Loan Parties, as applicable, (A) any offered or distributed payment solely on account of any Subject Interest or (B) the proceeds of any return, exchange or other recovery described in the foregoing clause (i). The terms of the PIK Interest Letter Agreement further provide that, notwithstanding such covenants and agreements, Subject Interest shall continue to accrue in accordance with the credit agreement unless and until the credit agreement is waived, amended or otherwise modified in accordance with its terms

The foregoing descriptions of the Merger Agreement, the Series A Certificate of Amendment, the Convertible Note Amendments and the PIK Interest Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, the form of Convertible Note Amendments, the form of Convertible Note Amendment and the PIK Interest Letter Agreement which are filed as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Additional Information About the Merger

In connection with the proposed Merger, ProFrac will prepare and file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by the Company and ProFrac, and other related documents. The proxy statement/prospectus will contain important information about the proposed Merger and related matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY AND PROFRAC WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PROFRAC AND THE PROPOSED MERGER.

Stockholders of the Company may obtain free copies of the registration statement, the proxy statement/prospectus and other relevant documents filed by the Company and ProFrac with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company and ProFrac with the SEC are also available free of charge on the Company’s website at www.uswellservices.com and ProFrac’s website at www.pfholdingscorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in Solicitation Relating to the Merger

The Company and ProFrac and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the Merger. Information regarding the officers and directors of the Company is included in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2022, as amended from time to time, with respect to the 2022 Annual Meeting of Stockholders of the Company and in the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2022. Information regarding the officers and directors of ProFrac is included in ProFrac’s final prospectus relating to its initial public offering (File No. 333-261255) declared effective by the SEC on May 12, 2022. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy materials and other materials to be filed with the SEC in connection with the Merger.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the expected benefits of the Merger, including any resulting synergies, competitive advantages, expanded active fleet portfolio, increased profits, cost savings, access to and rights in acquired intellectual property, supply chain expertise and commercial opportunities; the anticipated timing of the Merger; the likelihood and ability of the parties to successfully consummate the proposed transaction; the services offered by the Company and ProFrac; the markets in which the Company and ProFrac operate; business strategies, debt levels, industry environment and growth opportunities; and the projected value of operational synergies, including value expected to result from overhead cost reductions and enhanced supply chain expertise. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities; the failure to satisfy the conditions to the consummation of the Merger, including the approval of the Merger by the stockholders of the Company, and the receipt of certain governmental and regulatory approvals; the failure to obtain financing to complete the Merger; the effect of the announcement or pendency of the Merger on the Company’s business relationships, performance, and business generally; risks that the Merger disrupts current plans of the Company and potential difficulties in the Company’s employee retention as a result of the Merger; the outcome of any legal proceedings that may be instituted against the Company or ProFrac related to the agreement and the Merger; changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Merger; the price of ProFrac’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which ProFrac operates, variations in performance across competitors, changes in laws and regulations affecting ProFrac’s business and changes in the combined capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the Merger, and identify and realize additional opportunities; the ability to integrate acquired assets and personnel into our existing business model and realize the expected value of resulting operational synergies; the ability to successfully and sustainably execute on current business strategies and plans for growth; and other risks and uncertainties set forth in the section entitled “Risk Factors” the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2022. The foregoing list of factors is not exhaustive. There may be additional risks that neither the Company nor ProFrac presently know or that the Company or ProFrac currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the proxy statement (as discussed above), including those under “Risk Factors” therein, and other documents filed by the Company and ProFrac from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Nothing in this Current Report on Form 8-K or in the joint press release attached hereto as Exhibit 99.1 should be regarded as a representation by any person that the forward-looking statements set forth herein or therein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company’s operational and financial performance or achievements. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company and ProFrac assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither the Company nor ProFrac gives any assurance that either the Company or ProFrac will achieve its expectations.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain officers

As described above, in connection with the entry into the Merger Agreement the Company entered into certain amendments to Pool A Performance Awards and Pool B Performance Awards (the “Performance Award Amendments”) with certain holders of such awards, including Joel Broussard, Chairman of the Board of Directors and the Company’s former President and Chief Executive Officer, Kyle O’Neill, the Company’s current President and Chief Executive Officer, and Joshua Shapiro, the Company’s Chief Financial Officer.

The foregoing description of the Performance Award Amendments does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Performance Award Amendment which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 21, 2022, by and among U.S. Well Services, Inc., ProFrac Holding Corp. and Thunderclap Merger Sub I, Inc.*

10.1	Form of First Amendment to the Series A Certificate of Designations.

10.2	Form of First Amendment to Convertible Senior Secured (Third Lien) PIK Note.

10.3	Letter Agreement, dated June 21, 2022, by and among the Company, the other Loan Parties party thereto, and the Term Loan C Lenders party thereto

10.4	Form of Amendment to Performance Award Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

.*	The schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. WELL SERVICES, INC.

Date: June 27, 2022	By:	/s/ Josh Shapiro
Josh Shapiro
Chief Financial Officer